Exhibit 10(r)

RENEWAL OF DAVID H. ROCHE EMPLOYMENT AGREEMENT

RENEWAL AGREEMENT

THIS AGREEMENT, an Addendum to that certain Employment Agreement between the parties dated March 1, 2001, is made and entered into this 28th day of August, 2007 to be effective September 1, 2007, by and between Minn-Dak Farmers Cooperative, a North Dakota Cooperative Association, with its principal office located at 7525 Red River Road, Wahpeton, North Dakota 58075, hereinafter referred to as “Minn-Dak”, and David H. Roche of 702 East Lakeside Drive, Fergus Falls, Minnesota 56537, hereinafter referred to as “Roche”.

WHEREAS, the parties entered into an Employment Agreement dated March 1, 2001 with a term of 18 months, which expired on August 31, 2002; a Renewal Agreement dated August 27, 2002 with a term of 12 months, which expired August 31, 2003; a Renewal Agreement dated August 26, 2003 with a term of 12 months, which expired August 31, 2004; a Renewal Agreement dated August 24, 2004 with a term of 12 months, which expired August 31, 2005; a Renewal Agreement dated August 23, 2005 with a term of 12 months, which expires August 31, 2006, and a Renewal Agreement dated August 17, 2006 with a term of 12 months, which expires August 31, 2007.

WHEREAS, the parties wish to renew said Employment Agreement effective September 1, 2007 for a12 month period with modification of salary, the revision of Section Ten and the addition of Section Twenty.

NOW THEREFORE Minn-Dak does hereby employ and Roche does hereby accept such renewal of employment under the following terms and conditions:

1.	The term of this Renewal Agreement shall be from September 1, 2007 through August 31, 2008.

2.	Section Four A. of the Employment Agreement shall be amended to read as follows:

Roche shall receive compensation during the term of this agreement as follows:

A.	During the 12 month term of this Renewal Agreement, a base salary of $333,700.00/year payable bi-weekly pursuant to Minn-Dak’s current payroll program.

3.	Section Ten. of the Employment Agreement shall be amended as follows:

A.	Roche’s employment will or may be terminated at any time as follows:

1.	Either party may terminate this agreement at any time, with or without cause, upon 90 days advance notice.

2.

This agreement shall automatically terminate as of Roche’s death, and Minn-Dak Farmers Cooperative’s monetary obligations to Roche as set forth in this agreement (exclusive of any death benefits to which Roche’s beneficiaries are entitled under this agreement) shall be prorated to the date of death and paid to Roche’s estate, including but not limited to salary, bonuses, vehicle reimbursement, other reimbursements, insurance and benefits.

3.

Minn-Dak Farmers Cooperative may terminate this agreement on written notice to Roche for material breach or just cause. “Material breach” and “just cause” shall mean willful misconduct in following the legitimate directions of the Board of Directors; breach of loyalty to the cooperative; conviction of a felony; habitual drunkenness; excessive absenteeism not related to illness, sick leave or vacations, but only after notice from the Board of Directors followed by a repetition of such excessive absenteeism; dishonesty; or continuous conflicts of interest after notice in writing from the Board of Directors.

4.

Minn-Dak Farmers Cooperative shall have the right to terminate this agreement, after giving Roche ten (10) days’ written notice of its intention to do so, should Roche, because of “total and permanent disability”, be unable to perform any duties required of him under this agreement for a period of ninety (90) consecutive days. The term “total and permanent disability” shall mean the existence of permanent mental or physical disability, determined by a physician in accordance with generally accepted medical principles, which renders Roche totally unable to perform any material covenants, obligations or terms contained in this agreement. In the event of such termination, Roche shall continue to receive from Minn-Dak any and all salaries, bonuses, and benefits during such ninety (90) day period.

B.	Payments Upon Termination

1.

If Minn-Dak Farmers Cooperative terminates Roche’s employment without cause, it will pay Roche’s then current base salary for a period of twelve (12) months. Any such payment is conditional upon Roche signing (and not rescinding) a release of any and all legal claims against Minn-Dak Farmers Cooperative and upon his adherence to the confidentiality obligations in Section Twenty.

2.

If Roche terminates his employment, if Minn-Dak terminates his employment for cause or if Roche’s employment terminates due to death or disability, Roche will not receive any “Payments upon termination”, as outlined in this section Ten, paragraph 1.

4.	Section Twenty Confidentiality shall be added to the Employment agreement and provide as follows:

Confidentiality. Roche acknowledges that during the course of his employment, he has had and will have access to highly confidential and proprietary information and trade secrets. Roche further acknowledges that the misuse, misappropriation or disclosure of this information could cause harm to Minn-Dak Farmers Cooperative, both during and after the term of employment. Therefore, Roche agrees that he will not at any time disclose to, or use for the benefit of anyone outside of Minn-Dak Farmers Cooperative any of Minn-Dak Farmers Cooperative’s confidential or proprietary information or trade secrets, except upon Minn-Dak Farmers Cooperative’s written consent.

5.	All remaining relevant provisions contained in the Employment Agreement dated March 1, 2001, shall remain in full force and effect during this renewal term.

MINN-DAK FARMERS COOPERATIVE		ROCHE
BY	/s/ Michael Hasbargen	/s/ David H. Roche
	Michael Hasbargen, Chairman of the Board of Directors	David H. Roche

DATE:	August 28, 2007	DATE:	August 28, 2007

STATE OF NORTH DAKOTA	)

)SS

COUNTY OF RICHLAND	)

The foregoing instrument was acknowledged before me this 28th day of August, 2007 by Michael Hasbargen, Chairman of the Board of Directors of Minn-Dak Farmers Cooperative, on behalf of said cooperative, and David H. Roche.

/s/ Simone M. Sandberg
Notary Public